EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Shareholders and  Board of Directors
SJW Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-105010 and 333-127383) on Form S-8 of SJW Corp. of our reports dated March 10, 2008, with respect to the consolidated balance sheets of SJW Corp. and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of SJW Corp.

Our report on the consolidated financial statements refers to SJW Corp.’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.  Our report also refers to SJW Corp.’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and the initial funding status and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Also, our report refers to the Company's change in its method of quantifying financial statement errors in 2006.

(signed) KPMG LLP

Mountain View, California
March 10, 2008